Policies & Procedures

Subject: Core Laboratories Inc. (the “Company”)

Incentive Compensation Recoupment Policy

Effective Date: November 8, 2023

This policy is designed to provide for recovery by the Company of executive incentive-based compensation in the event of an accounting restatement.

Introduction

The Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”).

This policy is designed to comply with the applicable rules of The New York Stock Exchange Listed Company Manual (the “NYSE Rules”), and Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Definitions section, below.

Administration

This Policy shall be administered by the Compensation Committee (if composed entirely of independent directors, or in the absence of such a committee, a majority of independent directors serving on the Board) (the “Committee”). The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy and for the Company’s compliance with NYSE Rules, Section 10D, Rule 10D-1 and any other applicable law, regulation, rule or interpretation of the SEC or NYSE promulgated or issued in connection therewith. Any determination made by the Committee shall be final and binding on all affected individuals.

Any member of the Committee who assists in the administration of this Policy shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the maximum extent allowable under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.

Covered Executives

This Policy applies to the Company’s current and former executive officers who are or were previously designated as an “officer” of the Company as defined in Rule 16a-1(f) under the Exchange Act (each, a “Covered Executive”). For the avoidance of doubt, the identification of an executive officer for purposes of this Policy shall include each executive officer who is or was identified pursuant to Item 401(b) of Regulation S-K, as well as the principal financial officer and principal accounting officer (or, if there is no principal accounting officer, the controller).

Recoupment of Erroneously Awarded Compensation

In the event of an Accounting Restatement, the Company will reasonably promptly recover the Erroneously Awarded Compensation Received by a Covered Executive in accordance with NYSE Rules and Exchange Act Rule 10D-1, as follows:

(i)
After an Accounting Restatement, the Committee shall determine the amount of any Erroneously Awarded Compensation Received by each Covered Executive and shall promptly notify such Covered Executive with a written notice containing the amount of any Erroneously Awarded Compensation and a demand for repayment or return of such compensation, as applicable.
(ii)
For Incentive Compensation based on (or derived from) the Company’s stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement:
(a)
The amount to be repaid or returned shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the Company’s stock price or total shareholder return upon which the Incentive Compensation was Received; and
(b)
The Company shall maintain documentation of the determination of such reasonable estimate and provide the relevant documentation as required to the New York Stock Exchange.
(iii)
The Committee shall have discretion to determine the appropriate means of recovering Erroneously Awarded Compensation based on the particular facts and circumstances. Notwithstanding the foregoing, except as set forth herein to the contrary, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of a Covered Executive’s obligations hereunder.

(iv)
To the extent a Covered Executive has already reimbursed the Company for any Erroneously Awarded Compensation Received under any duplicative recovery obligations established by the Company or applicable law, it shall be appropriate for any such reimbursed amount to be credited to the amount of Erroneously Awarded Compensation that is subject to recovery under this Policy.
(v)
To the extent a Covered Executive fails to repay all Erroneously Awarded Compensation to the Company when due, the Company shall take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from such Covered Executive. The Covered Executive shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.

Method of Recoupment

The Committee will determine, in its sole discretion, the method for recouping Erroneously Awarded Compensation hereunder, which may include, without limitation:

(i)
requiring reimbursement of Incentive Compensation previously paid;
(ii)
seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity awards, including time-based equity awards;
(iii)
offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;
(iv)
cancelling outstanding vested or unvested equity awards; and/or
(v)
taking any other remedial and recovery action permitted by law, as determined by the Committee.

Impracticability

Notwithstanding anything in this Policy to the contrary, the Company shall not be required to take action in respect of the recoupment of Erroneously Awarded Compensation if the Committee (which, as specified above, is composed entirely of independent directors or in the absence of such a committee, a majority of the independent directors serving on the Board) determines that recoupment would be impracticable and any of the following two conditions are met:

(i)
the Committee has determined that the direct expenses paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before making this determination, the Company must make a reasonable attempt to recover the Erroneously Awarded Compensation, document such attempt(s) and provide such documentation to the New York Stock Exchange;

(ii)
recoupment would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder.

Prohibition on Indemnification

The Company shall not be permitted to insure or indemnify any Covered Executive against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Policy. Further, the Company shall not enter into any agreement that exempts any Incentive Compensation that is granted, paid or awarded to a Covered Executive from the application of this Policy or that waives the Company’s right to recoupment of any Erroneously Awarded Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date of this Policy).

Interpretation

The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission (“SEC”) or any national securities exchange on which the Company’s securities are listed.

Effective Date

This Policy shall be effective as of November 8, 2023 (the “Effective Date”) and shall apply to all Incentive Compensation that is Received by any Covered Executive on or after October 2, 2023.

Amendment; Termination

The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary. Notwithstanding any provision herein to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule or NYSE rule.

Other Recoupment Rights

The Board intends that this Policy will be applied to the fullest extent required by applicable law. Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with a Covered Executive shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Covered Executive to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any policy of the Company or any provision in any employment agreement, equity award agreement, compensatory plan, agreement or other arrangement.

Successors

This Policy shall be binding and enforceable against all Covered Executives and, to the extent required by applicable law or guidance from the SEC or NYSE, their beneficiaries, heirs, executors, administrators or other legal representatives.

Disclosure Requirements

The Company shall file all disclosures with respect to this Policy required by applicable SEC filings and rules.

Written Acknowledgement

The Committee may provide notice to and seek written acknowledgement of this Policy from each Covered Executive in form and substance substantially similar to Exhibit A attached hereto; provided that the failure to provide such notice or obtain such acknowledgement shall not affect the applicability or enforceability of this Policy.

Definitions

In addition to terms otherwise defined in this Policy, the following terms, when used in this Policy, shall have the following meanings:

(1)
“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement).

(2)
“Clawback Eligible Incentive Compensation” means all Incentive Compensation Received by a Covered Executive:
(i)
on or after October 2, 2023,
(ii)
after beginning service as a Covered Executive,

(iii)
who was a Covered Executive at any time during the applicable performance period relating to any Incentive Compensation (whether or not such Covered Executive is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company),
(iv)
while the Company has a class of securities listed on a national securities exchange or a national securities association, and
(v)
during the applicable Clawback Period.

(3)
“Clawback Period” means, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date, and if the Company changes its fiscal year, any transition period of less than nine months within or immediately following those three completed fiscal years.

(4)
“Erroneously Awarded Compensation” means, with respect to each Covered Executive in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid.

(5)
“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall, for purposes of this Policy, be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC. Financial Reporting Measures include, without limitation:
(i)
Company stock price;
(ii)
Total shareholder return;
(iii)
Earnings before interest and taxes (EBIT);
(iv)
Return measures such as return on invested capital, return on assets or return on equity; and
(v)
Earnings measures such as earnings per share.

(6)
“Incentive Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure, including, without limitation:
(i)
Annual bonuses and other short- and long-term cash incentives;
(ii)
Stock options;

(iii)
Stock appreciation rights;
(iv)
Restricted stock;
(v)
Restricted stock units;
(vi)
Performance shares; and
(vii)
Performance units.

(7)
“Received” means, with respect to any Incentive Compensation, actual or deemed receipt. Incentive Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation to the Covered Executive occurs after the end of that period.

(8)
“Restatement Date” means the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

Exhibit A

ATTESTATION AND ACKNOWLEDGEMENT

OF

INCENTIVE COMPENSATION RECOUPMENT POLICY

By my signature below, I acknowledge and agree that:

•
I have received and read the attached Incentive Compensation Recoupment Policy (this “Policy”).

•
I hereby agree to abide by all of the terms of this Policy both during and after my employment with the Company, including, without limitation, by promptly repaying or returning any Erroneously Awarded Compensation to the Company as determined in accordance with this Policy.

Signature:

Printed Name:

Date: